UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Elevation Oncology, Inc.

(Name of Subject Company)

Elevation Oncology, Inc.

(Name of Persons Filing Statement)

COMMON STOCK, PAR VALUE $ 0.0001 PER SHARE

(Title of Class of Securities)

28623U101

(CUSIP Number of Class of Securities)

Tammy Furlong

101 Federal Street, Suite 1900

Boston, Massachusetts

(716) 371-1135

With copies to:

Robert Freedman , Esq.

David Michaels, Esq.

Ryan Mitteness, Esq.

Fenwick and West LLP

401 Union Street, Floor 5

Seattle, WA

(206) 389-4510

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 5.07, 7.01 and 9.01 of the Current Report on Form 8-K filed by Elevation Oncology, Inc. on June 9, 2025 (including all exhibits attached thereto) is incorporated herein by reference.